SCHEDULE A
 To the Advisory Agreement dated March 1, 1997 between Key Asset Management Inc.
  (the "Adviser") and The Victory Portfolios, on behalf of the following Funds


                                        Fee, at an annual rate,
                                        expressed as a percentage of average
Name of Fund                            daily net assets.*
------------                            ------------------------------------
1.  Balanced Fund                       0.70% on the first $400 million, 0.65%
                                        on the next $400 million, and 0.60% on
                                        assets in excess of $800 million
2.  Convertible Fund                    0.75%
3.  Diversified Stock Fund              0.65% on the first $800 million and
                                        0.60% on assets in excess of $800
                                        million
4.  Equity Income Fund                  0.75%
5.  Federal Money Market Fund           0.25%
6.  Financial Reserves Fund             0.50%
7.  Fund for Income                     0.50%
8.  Growth Fund                         0.75% on the first $400 million, 0.65%
                                        on the next $400 million, and 0.60% on
                                        assets in excess of $800 million
9.  Institutional Money Market Fund     0.20%
10. Intermediate Income Fund            0.75%
11. Maine Municipal Bond Fund           0.55%
    (Intermediate)
12. Maine Municipal Bond Fund           0.55%
    (Short-Intermediate)
13. Michigan Municipal Bond Fund        0.60%
14. National Municipal Bond Fund        0.55%
15. National Municipal Bond Fund        0.60%
    (Long)
16. National Municipal Bond             0.55%
    (Short-Intermediate)
17. New York Municipal Bond Fund        0.55%
18. Ohio Municipal Bond Fund            0.60%
19. Ohio Municipal Money Market Fund    0.50%
20. Prime Obligations Fund              0.35%
21. Small Company Opportunity Fund      0.65% on the first $100 million, 0.55%
                                        on the next $100 million, and 0.45% on
                                        assets in excess of $200 million
22. Special Value Fund                  0.75% on the first $400 million, 0.65%
                                        on the next $400 million, and 0.60% on
                                        assets in excess of $800 million
23. Stock Index Fund                    0.25% on the first $400 million, 0.20%
                                        on the next $400 million, and 0.15% on
                                        assets in excess of $800 million**
24. Tax-Free Money Market Fund          0.35%

--------

* Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. Any such voluntary waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.

** Effective March 1, 2004.

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25. Value Fund                          0.75% on the first $400 million, 0.65%
                                        on the next $400 million, and 0.60% on
                                        assets in excess of $800 million


Amended as of February 10, 2004.